Exhibit 4.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:34 PM 07/08/2008
FILED 05:34 PM 07/08/2008
SRV 080765889 — 4572370 FILE

CERTIFICATE OF TRUST
OF
GATEWAY CAPITAL STATUTORY TRUST V

THIS Certificate of Trust of Gateway Capital Statutory Trust V (the “Trust”) is being duly executed and filed by the undersigned, as the sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”).

1. Name. The name of the statutory trust formed hereby is Gateway Capital Statutory Trust V.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware, 19890, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, as Delaware Trustee

By: /s/ W. Thomas Morris, II
Name:     W. Thomas Morris, II

Title:	Assistant Vice President